Exhibit 10.4

STATE OF LOUISIANA

PARIS OF LAFAYETTE

EMPLOYMENT AGREEMENT

AGREEMENT MADE as of the 10th day of February, 1999, by and between MIDSOUTH NATIONAL BANK, a Louisiana corporation, domiciled in Lafayette, Lafayette Parish, Louisiana, represented herein by its agent, WILL G. CHARBONNET, (hereinafter sometimes referred to as the BANK), KAREN HAIL, of full age of majority, a resident of and domiciled in Lafayette, Lafayette Parish, Louisiana (hereinafter sometimes referred to as EXECUTIVE), by these presents do agree and contract that:

1.

The BANK shall employ the EXECUTIVE as full time Chief Operations Officer of the BANK which position shall carry the title of Executive Vice President and Chief Operations Officer of the BANK. The term of this Agreement shall be for one (1) year, commencing on the first business day of January, 1999, and terminating on the last business day of December, 1999.

2.

The BANK and EXECUTIVE do hereby agree and contract that at the end of the term as set forth in paragraph 1 of the Employment Agreement, said Employment Agreement shall be automatically extended for a period of one (1) year and every year thereafter commencing on the date of termination as set forth in paragraph 1 of the Employment Agreement (hereinafter referred to as the extended Term) unless written notice of termination of the Employment Agreement is given by one of the parties hereto to the other party hereto not later than sixty (60) days before the end of the term as set forth in paragraph 1 of the Employment Agreement or the Extended Term for each year extended, by certified mail, return receipt requested.

3.

If the Employment Agreement is terminated by or not extended by the BANK as set forth in paragraph 2 above, then, in that event, the BANK shall pay EXECUTIVE, as severance pay, a sum equal to one times EXECUTIVE’S yearly base salary as of the date of termination. If the Employment Agreement is terminated by EXECUTIVE, or if EXECUTIVE is removed by the Office of Comptroller of Currency, United States of America, or any other regulatory body, then, in that event, the BANK shall not be obligated to pay EXECUTIVE any severance pay.

4.

It shall be the responsibility of EXECUTIVE to manage the financial and operational affairs of the BANK and to perform any and all other duties and responsibilities of an executive nature as may be specified from time to time by the Board of Directors of the BANK as outlined in the BANK’S Strategic Plan for the current year and their approved job description.

5.

During the term of this Employment Agreement, the BANK shall pay to EXECUTIVE a minimum annual base salary of NINETY-TWO THOUSAND AND NO/100 ($92,000.00) DOLLARS per year, provided, however, that the BANK shall not be obligated to pay as annual salary any sum above current base salary as set by the Board of Directors for the current year or in excess of that which shall be approved as compensation for EXECUTIVE by the Office of the Comptroller of Currency, United States of America.

6.

The BANK and EXECUTIVE do hereby agree and contract that during the term of this Agreement the BANK shall reimburse to the EXECUTIVE the cost of Term Life Insurance in the amount of four (4) times EXECUTIVE’S annual salary. The BANK shall also provide long term disability insurance in the amount of two-thirds (2/3) of EXECUTIVE’S annual salary.

7.

The BANK shall furnish to EXECUTIVE an automobile comparable to an Oldsmobile Delta 88 to be paid for and owned by the BANK and furnished for use by the EXECUTIVE. In addition, the BANK shall provide automobile insurance and other insurances which it deems in its sole discretion to be necessary and with an agent, insurance company, insurance broker, and insurance program which it, in its sole discretion, determines to be proper and according to its terms and conditions which it, in its sole discretion, determines to be necessary. The BANK shall provide to EXECUTIVE gasoline and other maintenance expenses for the vehicle; provided, however, that EXECUTIVE shall, at the request of the BANK, faithfully maintain the vehicle and provide the BANK with any and all written reports and logs which the BANK may require from time to time documenting the use and maintenance of the vehicle.

8.

The BANK shall provide, at no cost to EXECUTIVE, one (1) health club membership to EXECUTIVE and EXECUTIVE’S family comparable to Red Lerille’s Health Club, Lafayette, Louisiana, and one (1) dinner club membership to the City Club of Lafayette, Louisiana.

9.

The BANK and EXECUTIVE do hereby agree and contract that should a change of control in the ownership or management of the BANK occur as a result of a sale or merger, which change of control results in one of the following events: (1) a reduction in the salary or benefits of the EXECUTIVE in effect before the effective date of said change of control, within two years after the effective date of said change of control; or (2) a requirement that EXECUTIVE move her residence out of Lafayette, Louisiana; or (3) a requirement that EXECUTIVE engage in excessive business travel (i.e., travel of more than 75 miles from Lafayette, Louisiana for more than an average of 7 business days per month) as part of her job duties; or (4) that the EXECUTIVE’S office is moved outside of the Lafayette MSA; then EXECUTIVE, in her sole discretion and at her option, shall have the right to resign her employment and shall receive as severance pay a sum equal to one times the EXECUTIVE’S yearly annual base salary in effect immediately before the effective date of change of control. The severance pay available pursuant to this paragraph shall be payable in twelve equal installments, the first to begin on or before the thirtieth (30th) day after the resignation, and each subsequent installment to be made on the first day of each month thereafter until paid. Such resignation shall be in writing, shall be provided to the Chairman of the Board of the BANK or subsequent bank, by certified mail, return receipt requested, and shall specifically declare that it is being provided pursuant to this paragraph due to a change of control resulting in one or more events, as described in this paragraph. In order to exercise the rights granted in this paragraph, the written notice of resignation and declaration specified above must be given within one year after the event occurs.

10.

The Agreement shall supersede the terms of any prior employment agreement or understanding between EXECUTIVE and BANK.

11.

This Agreement may be modified or amended only in writing signed by the EXECUTIVE and a duly authorized agent of BANK’S Board of Directors in his official capacity representing the Board.

Dated and Executed this 10th day of February, 1999.

EXECUTIVE:

/s/ KAREN HAIL
KAREN HAIL

MIDSOUTH NATIONAL BANK:

BY:	/s/ WILL G. CHARBONNET
WILL G. CHARBONNET